Exhibit 99.1

22nd Century Group Announces Partial Adjournment of Annual Meeting for Proposal 2, All Other Proposals Passed

Transforming Business into Lean Operating Base, Extending Cash Runway, Shareholder Meeting to Re-convene February 15

MOCKSVILLE, N.C., January 24, 2024 — 22nd Century Group, Inc. (Nasdaq: XXII) (the “Company” or “22nd Century”), a biotechnology company focused on utilizing advanced plant technologies to improve health and wellness, today announced that the Company conducted its January 24, 2024 special meeting of stockholders (the “Meeting”) and adjourned the Meeting solely with respect to Proposal 2 set forth in its Definitive Proxy Statement (the “Proxy Statement”) previously filed with the Securities and Exchange Commission. Proposal 2 is a proposal to increase the number of authorized number of shares of common stock. All other proposals were passed at the Special Meeting with strong support from stockholders.

“We sincerely appreciate the support of our stockholders on these important items as we work to swiftly effect a turnaround of the business,” stated Larry Firestone, Chairman and Chief Executive Officer of 22nd Century. “In the seven weeks since I joined the Company, we have fully focused the business on our tobacco operations, implemented aggressive operating cost reductions and extended our balance sheet runway. We are also actively working to improve our tobacco business margins and increase the returns from those assets as we work to make this company self-sufficient, including efforts to increase the channels and channel support for VLN sales. While I am pleased with the progress on these and other initiatives we have underway, Proposal 2 is still critically important to ensuring that the Company can address any strategic needs as we bridge to self-sustaining operations as quickly as possible. We hope that the adjournment will enable additional shareholders to vote for this proposal, or those who may have voted against to reverse their vote and support our efforts to complete the turnaround process.”

The Company has adjourned the Special Meeting solely with respect to Proposal 2 to provide its stockholders additional time to vote on Proposal 2. The Special Meeting will resume with respect to Proposal 2 at 11:00 a.m. Eastern Time on February 15, 2024. The reconvened meeting will be held at 11988 El Camino Real, Suite 400, San Diego, CA 92130. The record date for determining stockholders eligible to vote at the Special Meeting will remain the same. To date, more than 48% of all shares outstanding as of the record date have voted in favor of the proposal.

Stockholders as of close of business on December 6, 2023, the record date for the Special Meeting, who have not yet voted are encouraged to vote over the Internet at http://www.proxyvote.com/.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is an agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

###

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 9, 2023 and Quarterly Reports on Form 10-Q filed May 9, 2023, August 14, 2023 and November 6, 2023. All information provided in this press release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200